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                                                                    Exhibit 99.3

                                ESCROW AGREEMENT

     GENERAL INDEMNITY ESCROW AGREEMENT (the "Agreement"), dated as of ___________, 2001 (the "Closing Date"), among Orchid BioSciences, Inc., a Delaware corporation ("Parent"), Walter O. Fredericks, Dean E. Fenton, and Joseph I. Bishop (collectively, the "Stockholders' Committee"), as agents and attorneys-in-fact for the stockholders of Lifecodes Corporation, a Delaware corporation (the "Company"), and State Street Bank And Trust Company, in its capacity as Escrow Agent hereunder (the "Escrow Agent," which term shall also include any successor escrow agent appointed in accordance with Section 8(d) hereof). Parent, the Holders (as hereinafter defined) and the Stockholders' Committee are sometimes referred to herein as the "Interested Parties."

     Reference is made to the Agreement and Plan of Merger dated as of October 1, 2001 (the "Merger Agreement"), among Parent, Persia Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), the Company, and certain stockholders of the Company, providing for, among other things, the merger (the "Merger") of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent and the stockholders of the Company, each of whom is set forth on
Schedule I attached hereto (collectively referred to herein as the "Holders," receiving shares of common stock of Parent, $.001 par value per share ("Parent Common Stock"), in exchange for shares of capital stock of the Company, in the manner provided in the Merger Agreement.

     This Agreement is designed to implement the provisions of the Merger Agreement pursuant to which Parent, on behalf of the Holders, is depositing with the Escrow Agent that number of shares of Parent Common Stock listed on Schedule I hereto (the "Indemnity Escrow Shares") issued in the Merger to the Holders as security for the satisfaction of the indemnification obligations of the Holders pursuant to Article IX of the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises and the representations and warranties and agreements contained herein, the parties hereto agree as follows:

     1. APPOINTMENT OF ESCROW AGENT; ESCROW ACCOUNT. The Escrow Agent is hereby appointed to act as escrow agent hereunder and the Escrow Agent agrees to act as such.

     2.  ESCROW FUND AND ESCROW ACCOUNT.

     (a) Parent shall deliver to the Escrow Agent a single certificate registered in the name of "Embassy & Co." as nominee for the Escrow Agent hereunder representing the Indemnity Escrow Shares, and the Escrow Agent shall accept such certificate (or further certificates as may be agreed to among the parties hereto) in escrow for the benefit of (i) Parent, Merger Sub and the Surviving Corporation, and their respective affiliates, successors and assigns, and the respective officers and directors of each of the foregoing (the "Parent Indemnified Persons") and (ii) the Holders, pursuant to the provisions of this Agreement. The Indemnity Escrow Shares to be delivered to the Escrow Agent pursuant to this Section 2(a), together with any cash dividends, stock dividends or stock distributions or any securities of Parent issued in respect thereof
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(including, without limitation, any shares issued pursuant to any stock dividend, stock split, reverse stock split, combination or reclassification thereof) shall become part of, and are hereinafter referred to collectively as, the "Indemnity Escrow Fund." The number of Indemnity Escrow Shares beneficially owned by each Holder is set forth in Schedule I hereto. Such Schedule shall list each Holder, such Holder's address and social security or other tax identification number and such Holder's interest in the Escrow Fund (expressed as a share amount, based on the number of Escrow Shares delivered to the Escrow Agent on the Closing Date on behalf of such Holder). At the time of its delivery to the Escrow Agent of the Indemnity Escrow Shares, Parent shall notify the Escrow Agent of the Holder's account for which such shares are delivered. The Escrow Agent shall have no responsibility for the genuineness, validity, market value, title or sufficiency for any intended purpose of the Indemnity Escrow Shares to be delivered to it under this Agreement.

     (b) The Escrow Agent shall establish a segregated account (the "Indemnity Escrow Account") at its office located at its address set forth on Schedule II in which to hold the Indemnity Escrow Fund.

     3. RIGHTS TO THE INDEMNITY ESCROW FUND. The Indemnity Escrow Fund shall be for the exclusive benefit of the Parent Indemnified Persons and their respective successors and assigns, as provided herein and in the Merger Agreement, and no other person or entity shall have any right, title or interest therein other than the Holders' respective underlying ownership interests in the property constituting the Indemnity Escrow Fund.

     4. DISTRIBUTION OF THE INDEMNITY ESCROW FUND. The Escrow Agent shall continue to hold the Indemnity Escrow Fund in its possession until authorized hereunder to distribute the Indemnity Escrow Fund. The Escrow Agent shall distribute the Indemnity Escrow Fund as follows:

     (a) In the event any Parent Indemnified Person (the "Claiming Person") timely asserts a right of indemnity against the Holders under Section 9.3 of the Merger Agreement, Parent shall execute and deliver to the Escrow Agent (with a copy being sent simultaneously to the Stockholders' Committee) a written notice to such effect (a "Notice of Claim"; and the right of indemnity asserted in a Notice of Claim being hereinafter referred to as a "Claim") and instruct the Escrow Agent to deliver that portion of the Indemnity Escrow Fund having in the aggregate a Fair Market Value (as defined in Section 5 hereof) equal to the amount of the Claim (or, if the amount of the Claim shall be greater than the Fair Market Value of the Indemnity Escrow Fund, the balance of the Indemnity Escrow Fund) to such Claiming Person and the following shall apply:

          (i) a Notice of Claim delivered to the Escrow Agent pursuant to this
     Section 4(a) shall set forth the name of the Claiming Person, the nature and details of such Claim (to the extent known), and the amount thereof (or if not ascertainable, a reasonable estimate of the maximum amount thereof); and

          (ii) if within twenty (20) business days after the Escrow Agent's receipt of any Notice of Claim by the Indemnity Escrow, the Escrow Agent has not received a notification from the Stockholders' Committee that the Claim, or the amount thereof, is

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     disputed, the Escrow Agent shall, within five (5) days after the expiration of such 20-day period, deliver to the Claiming Person that portion of the Indemnity Escrow Fund having in the aggregate a Fair Market Value equal to the amount of the Claim as set forth in such Notice of Claim (or, if the amount of the Claim shall be greater than the Fair Market Value of the entire Indemnity Escrow Fund as of such date, the balance of the Indemnity Escrow Fund). If the Stockholders' Committee does so notify the Escrow
     Agent in writing of such dispute (a copy of such notice being simultaneously sent to Parent), the Escrow Agent shall not deliver such amount to such Claiming Person until five (5) days after such dispute has been settled as provided in Section 12 below.

     (b) Anything contained herein to the contrary notwithstanding, if the Escrow Agent is authorized by Parent and the Stockholders Committee, at any time pursuant to Section 4(a) hereof, to deliver all or any portion of the Indemnity Escrow Fund to a Claiming Person with respect to a Claim or Claims, then (i) such delivery shall be made regardless of the Escrow Agent's prior or subsequent receipt of any Notice of Claim with respect to any other Claim or Claims and
(ii) the Escrow Agent shall (A) deliver to the transfer agent for the Parent Common Stock (who shall be identified to the Escrow Agent in writing by Parent) the certificate registered in the name of Embassy & Co. representing the Indemnity Escrow Shares, together with a completed stock power or powers and instructions transferring to such Claiming Person that number of shares of Parent Common Stock being delivered to such Claiming Person and (B) instruct such transfer agent to issue and deliver to the Escrow Agent for retention hereunder as part of the Indemnity Escrow Fund a new certificate or certificates in the name of the Escrow Agent's nominee hereunder representing the remaining balance of the Indemnity Escrow Fund. Parent and the Holders shall take all such actions and execute and deliver all such documents as are necessary to effectuate the intent and purpose of this Section 4(b).

     (c) Subject to Section 4(a) hereof, on the fifteen-month anniversary of the Closing Date, the Escrow Agent shall distribute to the Holders 1,064,754 shares of the Indemnity Escrow Shares together with any securities of Parent issued in respect of the Indemnity Escrow Shares (including, without limitation, any shares issued pursuant to any stock split, reverse stock split, combination or reclassification thereof), if any, of the Indemnity Escrow Fund, that is in excess of the aggregate amounts specified in all Notices of Claim which, on or prior to such date, have been delivered to the Escrow Agent and the Stockholders' Committee but which have not been paid to Parent or otherwise discharged pursuant to this Section 4 and on the fifteenth-month anniversary of the Closing Date or such longer period as to which Parent and Company may notify the Escrow Agent, with respect to 350,000 shares of the Indemnity Escrow Shares, in excess of the aggregate amounts specified in all Notices of Claim which, on or prior to such date, have been delivered to the Escrow Agent and the Stockholders' Committee but which have not been paid to Parent or otherwise discharged pursuant to this Section 4. Any portion of the Indemnity Escrow Fund which shall continue to be held by the Escrow Agent pursuant to the preceding sentence shall be so held until such time as all disputed Claims hereunder have been settled and notice of such settlement or settlements setting forth the amounts to be paid to Parent, on the one hand, and the Holders, on the other hand, have been delivered to the Escrow Agent in accordance with the terms hereof. If a portion of the Indemnity Escrow Fund is to be delivered to the Holders as provided in this Section 4(c), the Escrow Agent shall disburse to each Holder such portion of the Indemnity Escrow Fund as shall equal such Holder's portion of the Indemnity Escrow Fund (based on his, her or its proportionate interest in the Indemnity Escrow Fund as set

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forth on Schedule I), together with his, her or its proportionate interest in any securities of Parent issued in respect of the Indemnity Escrow Shares (including, without limitation, any shares issued pursuant to any stock split, reverse stock split, combination or reclassification thereof).

     (d) In the event amounts from the Indemnity Escrow Fund are retained by the Escrow Agent or distributed to the Parent pursuant to any provisions of this
Section 4, such amounts from the Indemnity Escrow Fund shall be taken from the amounts in such Indemnity Escrow Fund in proportion to each Holders percentage interest in the Indemnity Escrow Fund based on Schedule I hereto.

     5. VALUATION. For all purposes of this Agreement, the "Fair Market Value" of any property (other than cash and shares of Parent Common Stock) contained in the Indemnity Escrow Fund as of any date shall be the fair market value of such property as of such date as determined by the Board of Directors of Parent in the good faith exercise of its reasonable business judgment, which determination shall be evidenced by a certificate executed by the Secretary of Parent and delivered to the Escrow Agent, and the "Fair Market Value" per share of Parent Common Stock shall be $2.00 (the "Stipulated Price").

     6.  HOLDER RIGHTS.

     (a) Except as expressly provided otherwise herein, each Holder shall at all times retain and have the full and absolute right to exercise all rights and indicia of ownership with respect to the Indemnity Escrow Shares owned by such Holder, including, without limitation, voting and consensual rights; provided, however, that the Holders shall have no right to transfer, pledge or encumber or otherwise dispose of in any manner whatsoever any Indemnity Escrow Shares that are held in the Indemnity Escrow Account, except as provided in Section 6(b) below. The Escrow Agent upon receiving written notice at least three (3) business days prior to the date on which the Escrow Agent is requested therein to take such action (or such later date as may be acceptable to the Escrow Agent), shall execute or cause its nominee to execute, and deliver to the Stockholders' Committee a proxy or other instrument in the form supplied to it by the Stockholders' Committee for voting or otherwise exercising any right of consent with respect to any of the Indemnity Escrow Shares held by it hereunder, to authorize therein the Stockholders' Committee to exercise such voting or consent authority in respect of the Indemnity Escrow Shares in the manner instructed by each Holder based on such Holder's pro rata percentage of the Indemnity Escrow Shares referred to in Schedule I (provided that the Escrow Agent shall not be obliged to execute any such proxy or other instrument if, in its judgment, the terms thereof may subject the Escrow Agent to any liabilities or obligations in its individual capacity. For tax purposes the Indemnity Escrow Shares shall be treated as having been actually issued and transferred to the Holders as of the Closing Date and the Holders shall be considered the owners of the shares from the date of issue. In accordance with Section 2(a), all dividends or distributions or proceeds in stock or other property issued in respect of the Indemnity Escrow Shares shall be deposited into the Indemnity Escrow Account and become part of the Indemnity Escrow Fund. Any such dividends or distributions or proceeds deposited into the Indemnity Escrow Fund shall be attributed to each Holder in his, her or its proportionate interest as set forth on Schedule I hereto. If any such shares of Parent Common Stock are transferred to a Claiming Person pursuant to Section 4 hereof in satisfaction of a Claim or Claims, all rights and indicia of

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ownership with respect to such shares shall thereupon reside with such Claiming
Person or any subsequent holder thereof.

     (b) (i) The Stockholders' Committee, on behalf of the Holders, may direct the Escrow Agent to sell Indemnity Escrow Shares for cash; provided, however, that the Stockholders' Committee must give the Escrow Agent specific written instructions with respect to the number of Indemnity Escrow Shares to be sold and the minimum price per share to be realized for any such sale. The proceeds of any such sale shall be added to the Indemnity Escrow Fund. The amount of any payment for any Claim to Parent made in cash derived from the sale of Indemnity Escrow Shares as aforesaid shall be calculated by (x) dividing the total amount of any such Claim by the Stipulated Price and (y) multiplying the resulting quotient by the average closing price of the Parent Common Stock for the five consecutive trading days ending on the second trading day immediately prior to the payment of such amount to Parent hereunder.

          (ii) In connection with any sale of the Indemnity Escrow Shares pursuant to this Section 6(b), the Escrow Agent shall be entitled to receive and rely upon, prior to taking action in that regard, written direction from the Stockholders' Committee as to the manner and method to be undertaken in carrying out such sale, including without limitation written direction (i) identifying the number of shares to be sold, (ii) identifying the brokerage firm the Stockholders' Committee requests to be used or instructing the Escrow Agent to use its affiliated brokerage service, and (iii) setting forth any necessary or special instructions with respect to the sale (including any stop loss or minimum price per share instructions); and the Stockholders' Committee shall execute and deliver any instruments reasonably required by the Escrow Agent in order to carry out such sale or liquidation.

          (iii) The Escrow Agent shall have no responsibility in connection with such sale other than to make delivery of the Indemnity Escrow Shares to the selected brokerage firm, with instruction (including any special instruction provided by the Stockholders' Committee), and to receive and deposit into the Indemnity Escrow Fund (to be administered and distributed in accordance with this Agreement) any net sale proceeds received therefrom. The Escrow Agent shall have no duty or obligation to determine or accomplish compliance with any applicable transfer restrictions; and it shall be the sole obligation of the party directing such sale to take any remaining actions, and to provide or deliver any necessary instruments or opinions (at its expense) necessary to comply with applicable transfer restrictions or applicable securities laws. The Escrow Agent shall have no liability (other than resulting from its own gross negligence or willful misconduct) for any actions or omissions of any such brokerage firm, and shall have no liability (other than resulting from its own gross negligence or willful misconduct) for the price or execution achieved. Without limiting the generality of the foregoing, the Stockholders' Committee expressly acknowledges that (a) the Indemnity Escrow Shares may need to be sent to a transfer agent to be issued in saleable form, (b) the Indemnity Escrow Shares may contain or be subject to transfer restrictions upon the number or types of purchasers to whom they can be offered or sold, and (c) the Escrow Agent shall have no liability (other than resulting from its own gross negligence or willful conduct) for any failure or delay (or any price change during any such delay) on the part of the Escrow

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     Agent or any transfer agent, or caused by any necessary registration or delivery procedures, or compliance with any applicable transfer restrictions, involved in the transfer of such Indemnity Escrow Shares.

       (iv) The Escrow Agent shall be entitled to contract with any reputable brokerage firm (which may be selected by the Escrow Agent without liability on its part, provided that it shall use any reputable brokerage firm requested by the Stockholders' Committee, as provided above), which may be affiliated with the Escrow Agent, and may enter into any such contract on a basis which provides that such brokerage firm shall use its "best efforts" to effect such sale. The Escrow Agent shall be indemnified hereunder for any reasonable costs, expenses and risks associated therewith or arising thereunder (other than resulting from its own gross negligence or willful misconduct), and the proceeds of sale to which the Holders shall be entitled shall be net of all reasonable brokerage commissions and charges.

       (v) Unless otherwise directed in writing by both the Stockholders' Committee and Parent, any cash received by or added to the Indemnity Escrow Fund, whether from the sales of Indemnity Escrow Shares pursuant to clauses
     (i) - (iii) above or otherwise, shall be invested in one or more of the Escrow Agent's own insured money market account ("IMMA"). The Escrow Agent shall not be liable (other than for its own gross negligence or willful misconduct) for any losses on investments in such funds or in accordance with written instructions from both Parent and the Stockholders' Committee, including losses on any investment liquidated prior to its maturity in order to make a distribution to Holders required by this Agreement. All earnings received from the investment of any cash in IMMA shall be credited to, and shall become a part of, the Indemnity Escrow Fund (and any losses on such investments shall be debited to said Indemnity Escrow Fund).

       (vi) The net sale proceeds of any such sale of Escrow Shares received by the Escrow Agent shall be apportioned among the Holders on a pro rata basis as set forth in Schedule I, less a Sales Administration Fee (as hereinafter defined). The "Sales Administration Fee" shall mean a fee equal to five hundred dollars ($500.00) (the "Minimum Sales Fee") which shall be due and payable upon the first such sales transaction; provided, however, that in the event of more than one hundred (100) sale transactions in the aggregate (the "Minimum Fee Limit"), a fee in addition to the Minimum Sales Fee shall be assessed for each sale transaction after the Minimum Fee Limit, due and payable at the time of each such sale. For purposes of determining whether the Minimum Fee Limit has been reached, and for purposes of assessing the Additional Sales Fee, any individual sale (whether or not effected on the same day) shall be counted as a separate sales transaction, and the Sales Administration Fee shall be assessed each day any sale of shares is effected until the total number of shares directed to be sold are sold.

     (c) The Indemnity Escrow Shares shall be registered by Parent pursuant to
Section 6.1 of the Merger Agreement.

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     (d) The Escrow Agent shall be under no duty to preserve, protect or exercise rights in the Parent Common Stock, and shall be responsible only for reasonable measures to maintain the physical safekeeping thereof, and otherwise to perform such duties on its part as are expressly set forth in this Agreement. The Escrow Agent will not be responsible for authenticating the right of the Stockholders' Committee to exercise voting or consent-giving authority in respect of shares of Parent Common Stock held by the Escrow Agent hereunder.
The Escrow Agent shall not be responsible for forwarding to or notifying any party or taking any other action with respect to any notice, solicitation or other document or information, written or oral, received by the Escrow Agent from an issuer or other person with respect to Parent Common Stock held by the Escrow Agent hereunder, including, without limitation, any proxy material, tenders, options, the pendency of calls and maturities and the expiration of rights.

     7. TERMINATION. This Agreement may be terminated at any time by and upon the receipt by the Escrow Agent of ten (10) days' prior written notice of termination executed by Parent directing the distribution of all property then held by the Escrow Agent to the Holders under and pursuant to the distribution provisions of Section 4(c) of this Agreement and such termination notice. This Agreement shall automatically terminate if and when all amounts in the Indemnity Escrow Account (including all the securities in which any funds contained in the Indemnity Escrow Account shall have been invested) shall have been distributed by the Escrow Agent in accordance with the terms of this Agreement.

     8.  CONCERNING THE ESCROW AGENT.

     (a) Each party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Merger Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which are ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder that might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting (or, if so requested, refraining from acting) upon and in accordance with any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

     (b) The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent's gross negligence, bad faith or willful misconduct in breach of the terms of this Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited

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to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

     (c) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or securities intermediary employed by the Escrow Agent than any such book-entry depository or securities intermediary has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository or securities intermediary was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct in breach of this Agreement.

     (d) The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving at least thirty (30) days' prior written notice of such resignation to Parent and the Stockholders' Committee specifying a date upon which such resignation shall take effect; provided, however, that the Escrow Agent shall continue to serve until its successor accepts the Indemnity Escrow Fund. Upon receipt of such notice, a successor escrow agent shall be appointed by Parent and the Stockholders' Committee, such successor escrow agent to become the Escrow Agent hereunder on the resignation date specified in such notice. If a written instrument of acceptance by a successor escrow agent shall not have been delivered to the Escrow Agent within thirty (30) days after the giving of such notice of resignation, the resigning Escrow Agent may at the expense of Parent petition any court of competent jurisdiction for the appointment of a successor escrow agent. Without limiting or altering the several liability of the Interested Parties to the Escrow Agent, Parent hereby agrees to bear the cost of said petition. Parent and the Stockholders' Committee acting jointly, may at any time substitute a new escrow agent by giving ten (10) days' prior written notice thereof to the Escrow Agent then acting and by Parents' paying all fees and expenses of such Escrow Agent accrued as of such date.

     9. INDEMNIFICATION. Without determining or limiting any rights as between the Holders and Parent, each of the Interested Parties covenants and agrees, severally and not jointly, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable attorneys' fees and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent's gross negligence, bad faith, or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

     10. FEES OF ESCROW AGENT. Without altering or limiting the joint and several liability of each of the Holders and Parent to the Escrow Agent, as between the Holders and Parent, Parent agrees (i) to pay or reimburse the Escrow Agent for its attorneys' fees and expenses incurred in connection with the preparation of this Agreement and (ii) to pay the Escrow Agent's compensation for its normal services hereunder in accordance with the attached Schedule II, which may be subject to change hereafter on an annual basis, provided that such changes are consistent with changes to fees generally charged to all similar escrow accounts maintained by the Escrow Agent. Without altering or limiting the joint and several liability of each of the Holders and Parent to the Escrow Agent, as between the Holders and Parent, Parent agrees to

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reimburse the Escrow Agent on demand for all costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services, including without limitation, payment of any reasonable legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any Claim made by a party to this Agreement. Without altering or limiting the joint and several liability of the Holders and Parent under this paragraph and under paragraph 9 or otherwise under this Agreement, as between the Holders and Parent, Parent shall pay all costs and expenses incurred by the Escrow Agent and all fees charged for such Escrow Agent's fees. The Escrow Agent shall periodically bill Parent (with a copy of such bill sent to the Stockholders' Committee) for such out of pocket fees and expenses. The Indemnity Escrow Fund shall not be available to, and shall not be used by, the Escrow Agent to set off any obligations of any party hereto owing the Escrow Agent in any capacity.

     11.  TAX INDEMNIFICATION.

     (a) Without determining or limiting any rights as between the Holders and Parent, each of the Interested Parties agree, severally and jointly, (i) to assume any and all obligations now or hereafter arising under any applicable tax law with respect to any payment or distribution of the Indemnity Escrow Funds to, or performance of other activities under this Agreement by, such Interested Party, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its action as Escrow Agent under this Agreement, and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties, to the extent that it relates to such individual Interested Party. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

     (b) The Interested Parties agree that all earnings on the Indemnity Escrow Shares will be reported by the Escrow Agent as earnings of the Holders in accordance with their respective interests as set forth on Schedule I whether or not distributed. The Interested Parties agree that prior to the date on which any income earned on the investment of the Indemnity Escrow Fund is credited to the Indemnity Escrow Fund, they will each provide the Escrow Agent with a completed IRS Form W-9 (W-8 BEN in the case of non-US persons) for themselves and each of the Holders certifying thereon their taxpayer identification numbers. The Interested Parties acknowledge that withholding of a portion of the earnings on the Indemnity Escrow Shares may be required for federal income tax purposes in the event any Interested Party fails to certify such party's taxpayer identification number to the Escrow Agent.

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     12.  DISPUTES.  If any dispute should arise with respect to the payment or ownership or right of possession of the Indemnity Escrow Fund, or the duties of the Escrow Agent hereunder or should any claim be made upon the Escrow Agent or the Indemnity Escrow Fund by any third party, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, any part of the Indemnity Escrow Fund in dispute until such dispute shall have been settled either by mutual agreement of Parent and the Stockholders' Committee (evidenced by appropriate instructions in writing to the Escrow Agent signed by Parent and the Stockholders' Committee) or by the final order, decree or judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired with no appeal having been taken) in a proceeding to which Parent and the Stockholders' Committee are parties, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings.

     13. CONSENT OF STOCKHOLDERS OF THE COMPANY. The Stockholders' Committee represents and warrants to the Escrow Agent that by executing a Stockholder Appointment Letter Agreement and approving the Merger Agreement, each Holder has agreed and consented to the appointment of the Stockholders' Committee as his, her or its representative for purposes of this Agreement and as agent and attorney-in-fact to take all action required or permitted under this Agreement.

     14.  STOCKHOLDERS' COMMITTEE.

     (a) As between the Interested Parties and the Holders only, in taking any action hereunder, the Stockholders' Committee shall be protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it, in its good faith judgment, to be sufficient. The members of the Stockholders' Committee shall not be liable to Parent or the Holders for any act performed or omitted to be performed by it in the good faith exercise of its duties and shall be liable only in the case of bad faith or willful misconduct or gross negligence. The Stockholders' Committee may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Stockholders' Committee shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.
The Stockholders' Committee may be replaced at any time by affirmative vote or written consent of the holders of a majority-in-interest of the Indemnity Escrow Shares.

     (b) The Stockholders' Committee represents and warrants to the Escrow Agent that it has irrevocable right, power and authority (i) to enter into and perform this Agreement and bind all of the Holders to its terms, (ii) to give and receive directions and notices hereunder and (iii) to make all determinations that may be required or that it deems appropriate under this Agreement. Prior to any resignation by a member of the Stockholders' Committee, such resigning member shall provide written notice thereof both to the Escrow Agent and to Parent. Until notified in writing (i) by the Stockholders' Committee that a member of the Stockholders' Committee has resigned or (ii) by a majority in interest of the Holders or the Parent, if all of the members of the Stockholders' Committee have resigned, that the Stockholders' Committee has been removed, the Escrow Agent may act upon the directions, instructions, and notices of the Stockholders' Committee which is an original party to this Agreement, and thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority in interest of the Holders filed with the Escrow Agent.

     15.  MISCELLANEOUS.

     (a) All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed given (i) when received by the addressee if delivered personally or sent by nationally-recognized overnight courier (ii) when received by the addressee if sent by registered or certified mail, return receipt requested and postage prepaid, or (iii) when sent by facsimile, provided that a confirmation copy thereof is sent the same day by postage prepaid U.S. mail. Notices shall be sent to the addresses given below for the parties, or to such other address for any party notice of which, complying with these requirements, is given by that party to all others.

(i)  if to the Stockholders' Committee then to:
          Lifecodes Corporation
          550 West Avenue
          Stamford, CT 06902
          Facsimile:  (203) 328-9598
          E-mail: wfredricks@lifecodes.com
          Attention: Walter O. Fredericks

          with a copy to:

          Wiggin & Dana LLP
          400 Atlantic Street
          Stamford, CT 06901
          Facsimile:  (203) 363-7676
          E-mail:  wperrone@wiggin.com
          Attention:  William A. Perrone, Esq.

    (ii)  if to Parent, to:

          Orchid BioSciences, Inc.
          303 College Road East
          Princeton, NJ 08540
          Facsimile:  (609) 750-2200
          E-mail: knash@orchid.com
          Attention:  Kevin Nash, Esq.

          with copies to:

          Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
          One Financial Center
          Boston, MA  02111
          Facsimile:  (617) 542-2241
          E-mail:  jcheney@mintz.com
          Attention:  John J. Cheney, Esq.

and if to the Escrow Agent, to the address set forth on Schedule II hereto; or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith.

     (b) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     (c) Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts.

     (d) Consent to Jurisdiction. Each of the Interested Parties irrevocably consents and submits to the jurisdiction of the courts of The Commonwealth of Massachusetts, and any federal court located in said Commonwealth, as the exclusive jurisdiction and venue for any actions or proceedings brought against any Interested Party by the Escrow Agent, arising out of or relating to this Agreement. In any such action or proceeding brought in such courts, the Interested Parties irrevocably (i) waive any objection or jurisdiction or venue,
(ii) waive personal service of the summons, complaint and other process and
(iii) agree that service thereof may be made by certified or registered first-class mail directed to the party to be served, at such party's notice address set forth in this Indemnity Escrow Agreement or determined in the manner provided herein.

     (e) Wiring Instructions. Any funds to be paid to or by the Escrow Agent shall be sent by wire transfer in accordance with the instructions provided on
Schedule III hereto, or by such other method of payment and in accordance with such instructions as may be given in advance and in writing to the Escrow Agent, by notice in compliance with Section 15(a) of this Agreement. Payments made to or by the Escrow Agent in a form other than funds shall be transferred in accordance with such instructions upon which the parties hereto may mutually agree from time to time.

     (f) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assigned by any party hereto without the consent of the other parties hereto.

     (g) Amendments. This Agreement may be amended only by a written instrument duly executed by the parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of the Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion. Notwithstanding any other provision hereof, consent to an alteration or modification of this Agreement may not be signed by means of an e-mail address.

     (h) Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (i) Entire Agreement. This Agreement and, with respect to the Interested Parties only, the Merger Agreement, contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements or understandings, written or oral, among the parties identified above with respect thereto; provided, that anything contained herein to the contrary notwithstanding, the parties hereto agree that the Escrow Agent shall perform its obligations under this Agreement solely by reference to this Agreement.

     (j) Force Majeure. The Escrow Agent will not be responsible for delays or failures in performing its duties resulting from acts beyond its control such as, but not limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

     (k) Reproduction of Agreement This Agreement and all documents relating hereto, including, without limitation, (1) consents, waivers and modifications that may hereafter be executed, and (2) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. It is agreed that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not the reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

             [Remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this General Indemnity Escrow Agreement to be executed and delivered on the date first above written.


                                    ORCHID BIOSCIENCES, INC.


                                    By:
                                       ---------------------------
                                    Name:
                                    Title:

                                    STOCKHOLDERS' COMMITTEE:


                                    By:
                                       ---------------------------
                                    Name:

                                    By:
                                       ---------------------------
                                    Name:

                                    By:
                                       ---------------------------
                                    Name:



Accepted and Agreed to
as of the Date First Above Written:

STATE STREET Bank and Trust Company,
SOLELY IN ITS CAPACITY AS ESCROW AGENT:


By:___________________________
Name:
Title:

                                   SCHEDULE I

                            INDEMNITY ESCROW SHARES

Holder (including address and SSN/EIN)





TOTAL: 1,414,754

                                  SCHEDULE II

                              FEES OF ESCROW AGENT


ESCROW AGENT:

By delivery or overnight courier:      By Mail:
State Street Bank and Trust Company    State Street Bank and Trust Company
2 Avenue de Lafayette, 6th Floor       Corporate Department
Boston, MA 02111-1724                  P.O. Box 778
Attention:  Lifecodes Corporation/Orchid BioSciences, Inc. Escrow
              Boston, MA 02101-0778

By facsimile:

Tel:  (617) 662-1967
Fax: (617) 662-1463
Attention:  Deborah Woods

FEES AND EXPENSES:

Acceptance Fee:  waived
Annual Administrative Fees:  $3,500.00
     $50.00
     $500.00

Claims Fee:  $250.00 per claim
Wire Fee:  $25.00 per wire

Extraordinary Administrative Expenses: Fees for services not specifically set forth in this schedule will be determined by appraisal. Such services may include, but not be limited to, additional responsibilities and services incurred in connection with amendments or extensions of the governing documents, unusual cash and/or investment transactions, calculations, reports or notices, or in case of litigation.

Out-of-pocket Expenses: Any out-of-pocket expenses incurred by us will be billed at cost. These items will include, but not be limited to, legal costs, travel expenses, document duplication and facsimiles, courier services, etc.

Paying Agent's Counsel: Robert Coughlin of Peabody & Arnold LLP. Fees and disbursements will be billed at cost.

                                  SCHEDULE III

                           WIRE TRANSFER INFORMATION


If to Parent:

Bank:
ABA#:
A/C#:
SEI#:
Attn:
Ref:

If to Holders:

Bank:
ABA#:
A/C#:
SEI#:
Attn:
Ref:

If to the Escrow Agent:

Bank:  State Street Bank and Trust Company
ABA#:
A/C#:   9903-9901
Attn:  Corporate Trust Division
Ref:  Orchid BioSciences, Inc./Lifecodes Corporation Escrow